Exhibit 99.1

FOR IMMEDIATE RELEASE August 3, 2016	CONTACTS:
	News Media Jim Monroe	202-624-6620

	Financial Community Douglas Bonawitz	202-624-6129
WGL Holdings, Inc. Reports Third Quarter Fiscal Year 2016 Financial Results;
Affirms Fiscal Year 2016 Guidance

•	Consolidated GAAP earnings per share up — $0.04 per share vs. $(0.32) per share

•	Third quarter non-GAAP operating earnings per share up — $0.33 per share vs. $0.22 per share
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income applicable to common stock determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended June 30, 2016, of $2.0 million, or $0.04 per share, an improvement of $17.7 million, or $0.36 per share, over a net loss applicable to common stock of $(15.7) million, or $(0.32) per share, reported for the quarter ended June 30, 2015.
For the nine months ended June 30, 2016, net income applicable to common stock was $176.5 million, or $3.50 per share, an improvement of $46.8 million, or $0.91 per share, over net income applicable to common stock of $129.7 million, or $2.59 per share, for the same period of the prior fiscal year. Our operations are seasonable and accordingly, our operating results for the three and nine months ended June 30, 2016, may not be indicative of the results expected for the 12 months ending September 30, 2016.
On a consolidated basis, WGL also uses non-GAAP operating earnings (loss) to evaluate overall financial performance, and evaluates segment financial performance based on earnings before interest and taxes (EBIT) and adjusted EBIT. Operating earnings (loss) and adjusted EBIT are non-GAAP financial measures, which are not recognized in accordance with GAAP and should not be viewed as alternatives to GAAP measures of performance. Both non-GAAP operating earnings (loss) and adjusted EBIT adjust for the accounting recognition of certain transactions that are not representative of the ongoing earnings of the company. Additionally, we believe that adjusted EBIT enhances the ability to evaluate segment performance because it excludes interest and income tax expense, which are affected by corporate-wide strategies such as capital financing and tax sharing allocations. Refer to “Reconciliation of Non-GAAP Financial Measures,” attached to this news release, for a more detailed discussion of management’s use of these measures and for reconciliations to GAAP financial measures.
For the quarter ended June 30, 2016, operating earnings were $17.0 million, or $0.33 per share, compared to operating earnings of $10.7 million, or $0.22 per share, for the same quarter of the prior fiscal year. For the nine months ended June 30, 2016, operating earnings were $165.7 million, or $3.29 per share, compared to operating earnings of $169.8 million, or $3.39 per share, for the same period of the prior fiscal year.

Results by Business Segment

Regulated Utility

	Three Months Ended June 30,		Increase/	Nine Months Ended June 30,		Increase/
(In millions)	2016	2015	(Decrease)	2016	2015	(Decrease)
EBIT	$(20.5)	$(6.3)	$(14.2)	$243.1	$238.6	$4.5
Adjusted EBIT	$4.9	$6.5	$(1.6)	$245.5	$255.5	$(10.0)

For the three months ended June 30, 2016, EBIT reflects lower unrealized mark-to-market valuations on energy-related derivatives, partially offset by the effects of colder than normal weather patterns. For the nine months ended June 30, 2016, EBIT reflects higher unrealized mark-to-market valuations on energy-related derivatives, partially offset by the effects of warmer than normal weather patterns.
For both the three and nine months ended June 30, 2016, the comparisons in EBIT and adjusted EBIT reflect: (i) lower realized margins associated with our asset optimization program; (ii) negative effects of certain natural gas consumption patterns in the District of Columbia; (iii) higher depreciation expense related to the growth in our utility plant; (iv) increases in general taxes and (v) a decrease in the recovery of carrying costs due to lower average storage gas inventory balances. These unfavorable variances were partially offset by: (i) customer growth and (ii) higher rate recovery related to our accelerated pipe replacement programs.

Retail Energy-Marketing

	Three Months Ended June 30,		Increase/	Nine Months Ended June 30,		Increase/
(In millions)	2016	2015	(Decrease)	2016	2015	(Decrease)
EBIT	$49.5	$16.7	$32.8	$52.1	$39.2	$12.9
Adjusted EBIT	$16.3	$18.7	$(2.4)	$29.9	$54.6	$(24.7)
For the three and nine months ended June 30. 2016, the EBIT comparisons reflect higher unrealized mark-to-market valuations on energy-related derivatives.

Additionally, for both the three and nine months ended June 30, 2016, the comparisons in EBIT and adjusted EBIT reflect lower realized natural gas margins due to a decrease in portfolio optimization activity and lower realized electric margins due to higher capacity charges from the regional power grid operator (PJM) when compared to the same periods in the prior fiscal year. Further contributing to these unfavorable variances were higher operating expenses primarily due to commercial broker fees. Partially offsetting these variances were higher wholesale and large commercial and government volumes due to increased growth.

Commercial Energy Systems

	Three Months Ended June 30,		Increase/	Nine Months Ended June 30,		Increase/
(In millions)	2016	2015	(Decrease)	2016	2015	(Decrease)
EBIT	$8.3	$3.8	$4.5	$10.3	$4.7	$5.6
Adjusted EBIT	$9.7	$7.8	$1.9	$14.2	$10.7	$3.5
For both the three and nine months ended June 30, 2016, the improvements in EBIT and adjusted EBIT reflect: (i) higher margins from the energy-efficiency contracting business; (ii) the growth in distributed generation assets in service, including increased solar renewable energy credit sales and (iii) improved results from our investment solar businesses. During the nine month period only, these improvements were partially offset by an impairment related to our investment in thermal solar projects and higher operating and depreciation expenses.

Additionally, the improvements in EBIT for both the three and nine months ended June 30, 2016, reflect prior period losses associated with unrecovered government contracting costs. The period-to-period comparisons of adjusted EBIT, for both the three and nine month periods, reflect an increase in investment tax credits related to our distributed generation assets.

Midstream Energy Services

	Three Months Ended June 30,		Increase/	Nine Months Ended June 30,		Increase/
(In millions)	2016	2015	(Decrease)	2016	2015	(Decrease)
EBIT	$(16.9)	$(26.6)	$9.7	$17.6	$(23.3)	$40.9
Adjusted EBIT	$14.4	$(1.4)	$15.8	$19.2	$(1.9)	$21.1

For the three and nine months ended June 30, 2016, the improvements in EBIT primarily reflect: (i) higher valuations on our derivative contracts associated with our long-term transportation strategies; (ii) lower pipeline project development expenses and (iii) higher income related to our pipeline investments. Partially offsetting these improvements are lower valuations and realized margins related to storage inventory and the associated economic hedging transactions and lower realized margins on our transportation strategies, primarily as a result of losses associated with the index price used in certain gas purchases from Antero Resources Corporation, which is the subject of an arbitration proceeding. Losses realized during the current period were $5.0 million and $8.8 million for the three and nine months ended June 30, 2016, respectively. While these losses may continue in the near term, and are estimated to be approximately $13.5 million for the full fiscal year, we do anticipate that they will reverse in future periods upon completion of the arbitration proceeding.

The improvements in adjusted EBIT for the three and nine months ended June 30, 2016, primarily reflect favorable storage spreads when compared to the same periods in the prior fiscal year.

Other Activities

	Three Months Ended June 30,		Increase/	Nine Months Ended June 30,		Increase/
(In millions)	2016	2015	(Decrease)	2016	2015	(Decrease)
EBIT	$(0.5)	$(1.0)	$0.5	$(2.8)	$(8.9)	$6.1
Adjusted EBIT	$(0.5)	$(1.0)	$0.5	$(2.8)	$(3.3)	$0.5

Administrative and business development activity costs associated with WGL and Washington Gas Resources and activities and transactions that are not significant enough on a stand-alone basis to warrant treatment as an operating segment, and that do not fit into one of our four operating segments, are aggregated as “Other Activities” and included as part of non-utility operations. For both the three and nine months ended June 30, 2016, the comparisons in EBIT and adjusted EBIT reflect lower operating expenses in the current period. Additionally, for the nine months ended June 30, 2016, the comparisons in EBIT and adjusted EBIT reflect an impairment related to American Solar Direct Holdings Inc. (ASDHI) recorded in the prior period.
Earnings Outlook
We provide earnings guidance for consolidated non-GAAP operating earnings. In providing fiscal year 2016 guidance, we note that there will likely be differences between our reported GAAP earnings and our non-GAAP operating earnings due to matters such as, but not limited to, unrealized mark-to-market positions for our energy-related derivatives and changes in the measured value of our trading inventory for WGL Midstream. On a year-to-date basis, non-GAAP operating earnings are lower than GAAP earnings due to $10.8 million of after-tax non-GAAP adjustments. Non-GAAP adjustments could change significantly and are subject to swings from period to period. As a result, WGL management is not able to reasonably estimate the aggregate impact of these items to derive GAAP earnings guidance and therefore is not able to provide a corresponding GAAP equivalent for its non-GAAP operating earnings guidance.

We are affirming our consolidated non-GAAP operating earnings estimate for fiscal year 2016 in a range of $3.00 per share to $3.20 per share and guiding to the high end of the range, after adjusting for losses relating to the Antero contract.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to WGL’s website, www.wglholdings.com.
Other Information
We will hold a conference call at 10:30 a.m., Eastern Time on August 4, 2016, to discuss our third quarter fiscal year 2016 financial results. The live conference call will be available to the public via a link located on WGL’s website,

www.wglholdings.com. To hear the live webcast, click on “Investor Relations” then “Events & Webcasts.” The webcast and related slides will be archived on WGL’s website through at least September 4, 2016.

WGL, headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities and assets across the U.S., WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL provides natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of non-GAAP financial measures.
Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues, dividends and other future financial business performance, strategies, the outcome of the arbitration proceeding affecting our midstream energy services segment, legal developments relating to the Constitution Pipeline and other expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 30, 2016	September 30, 2015
ASSETS
Property, Plant and Equipment
At original cost	$5,335,684	$5,003,910
Accumulated depreciation and amortization	(1,385,486)	(1,331,182)
Net property, plant and equipment	3,950,198	3,672,728
Current Assets
Cash and cash equivalents	16,534	6,733
Accounts receivable, net	457,388	358,491
Storage gas	172,718	211,443
Derivatives and other	173,914	171,874
Total current assets	820,554	748,541
Deferred Charges and Other Assets	972,061	840,090
Total Assets	$5,742,813	$5,261,359
CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,411,081	$1,243,247
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	1,194,275	944,201
Total capitalization	2,633,529	2,215,621
Current Liabilities
Notes payable and current maturities of long-term debt	358,342	357,000
Accounts payable and other accrued liabilities	333,160	325,146
Derivatives and other	303,421	300,768
Total current liabilities	994,923	982,914
Deferred Credits	2,114,361	2,062,824
Total Capitalization and Liabilities	$5,742,813	$5,261,359

WGL Holdings, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(In thousands, except per share data)	2016	2015	2016	2015
OPERATING REVENUES
Utility	$181,622	$185,179	$912,612	$1,173,396
Non-utility	258,965	255,994	977,048	1,018,747
Total Operating Revenues	440,587	441,173	1,889,660	2,192,143
OPERATING EXPENSES
Utility cost of gas	65,739	59,286	236,819	499,128
Non-utility cost of energy-related sales	197,880	240,808	832,087	933,911
Operation and maintenance	97,461	98,642	296,813	295,309
Depreciation and amortization	33,786	30,696	98,368	90,159
General taxes and other assessments	32,038	29,308	119,970	126,475
Total Operating Expenses	426,904	458,740	1,584,057	1,944,982
OPERATING INCOME (LOSS)	13,683	(17,567)	305,603	247,161
Equity in earnings of unconsolidated affiliates	4,527	1,262	10,558	4,238
Other income (expenses) — net	1,915	2,329	3,689	(1,688)
Interest expense	12,998	13,140	38,757	38,704
INCOME (LOSS) BEFORE TAXES	7,127	(27,116)	281,093	211,007
INCOME TAX EXPENSE (BENEFIT)	4,772	(11,756)	103,619	80,364
NET INCOME (LOSS)	$2,355	$(15,360)	$177,474	$130,643
Dividends on Washington Gas Light Company preferred stock	330	330	990	990
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$2,025	$(15,690)	$176,484	$129,653
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	50,622	49,729	50,158	49,814
Diluted	50,905	49,729	50,418	50,056
EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$0.04	$(0.32)	$3.52	$2.60
Diluted	$0.04	$(0.32)	$3.50	$2.59

The following table reconciles EBIT by operating segment to net income (loss) applicable to common stock.

	Three Months Ended June 30,		Nine Months Ended June 30,
(In thousands)	2016	2015	2016	2015
EBIT:
Regulated utility	$(20,458)	$(6,262)	$243,102	$238,645
Retail energy-marketing	49,544	16,654	52,055	39,185
Commercial energy systems	8,286	3,750	10,251	4,731
Midstream energy services	(16,908)	(26,607)	17,631	(23,343)
Other activities	(517)	(970)	(2,773)	(8,915)
Intersegment eliminations	178	(541)	(416)	(592)
Total	$20,125	$(13,976)	$319,850	$249,711
Interest expense	12,998	13,140	38,757	38,704
Income (loss) before income taxes	$7,127	$(27,116)	$281,093	$211,007
Income tax expense (benefit)	4,772	(11,756)	103,619	80,364
Dividends on Washington Gas preferred stock	330	330	990	990
Net income (loss) applicable to common stock	$2,025	$(15,690)	$176,484	$129,653

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

FINANCIAL STATISTICS

	Twelve Months Ended June 30,
	2016	2015
Closing Market Price — end of period	$70.79	$54.29
52-Week Market Price Range	$74.10 - $51.86	$59.08 - $37.77
Price Earnings Ratio	19.9	16.3
Annualized Dividends Per Share	$1.95	$1.85
Dividend Yield	2.8%	3.4%
Return on Average Common Equity	13.3%	13.1%
Total Interest Coverage (times)	6.4	6.4
Book Value Per Share — end of period	$27.64	$25.47
Common Shares Outstanding — end of period (thousands)	51,058	49,729
UTILITY GAS STATISTICS

	Three Months Ended June 30,				Nine Months Ended June 30,				Twelve Months Ended June 30,
(In thousands)	2016		2015		2016		2015		2016		2015
Operating Revenues
Gas Sold and Delivered
Residential — Firm	$102,179		$99,905		$549,840		$755,025		$611,481		$821,925
Commercial and Industrial — Firm	24,065		23,723		120,353		172,177		136,114		189,440
Commercial and Industrial — Interruptible	257		387		1,864		2,361		2,080		2,558
Electric Generation	275		275		825		825		1,100		1,100
	126,776		124,290		672,882		930,388		750,775		1,015,023
Gas Delivered for Others
Firm	35,416		42,562		177,811		176,502		206,513		202,924
Interruptible	9,783		9,616		38,118		44,209		46,386		52,401
Electric Generation	205		125		586		364		775		515
	45,404		52,303		216,515		221,075		253,674		255,840
	172,180		176,593		889,397		1,151,463		1,004,449		1,270,863
Other	9,442		8,586		23,215		21,933		37,811		35,787
Total	$181,622		$185,179		$912,612		$1,173,396		$1,042,260		$1,306,650

	Three Months Ended June 30,				Nine Months Ended June 30,				Twelve Months Ended June 30,
(In thousands of therms)	2016		2015		2016		2015		2016		2015
Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	82,186		74,454		556,876		702,214		589,536		738,620
Commercial and Industrial — Firm	28,392		23,710		153,101		181,617		169,027		198,852
Commercial and Industrial — Interruptible	295		341		2,346		1,786		2,632		2,214
	110,873		98,505		712,323		885,617		761,195		939,686
Gas Delivered for Others
Firm	89,059		67,054		441,029		506,193		492,961		556,371
Interruptible	49,396		46,665		194,930		217,812		237,382		263,043
Electric Generation	65,905		57,862		168,284		113,072		234,273		164,440
	204,360		171,581		804,243		837,077		964,616		983,854
Total	315,233		270,086		1,516,566		1,722,694		1,725,811		1,923,540
Utility Gas Purchase Expense (excluding asset optimization)	38.21	¢	52.84	¢	35.35	¢	56.21	¢	35.92	¢	55.96	¢
HEATING DEGREE DAYS
Actual	388		203		3,340		3,929		3,340		3,929
Normal	290		296		3,719		3,746		3,731		3,759
Percent Colder (Warmer) than Normal	33.8%		(31.4)%		(10.2)%		4.9%		(10.5)%		4.5%
Average Active Customer Meters	1,144,974		1,132,904		1,141,249		1,129,159		1,138,596		1,126,300
WGL ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	144,300		112,400		649,800		628,000		734,800		710,300
Number of Customers (end of period)	136,500		147,100		136,500		147,100		136,500		147,100
Electricity Sales
Electricity Sales (thousands of kWhs)	3,201,900		2,893,100		9,321,100		8,549,900		12,828,200		11,571,400
Number of Accounts (end of period)	130,200		141,200		130,200		141,200		130,200		141,200
WGL ENERGY SYSTEMS
Megawatts in service	137		98		137		98		137		98
Megawatt hours generated	66,068		45,862		143,014		98,632		191,445		129,894

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

The tables below reconcile operating earnings (loss) on a consolidated basis to GAAP net income (loss) applicable to common stock and adjusted EBIT on a segment basis to EBIT. Management believes that operating earnings (loss) and adjusted EBIT provide a meaningful representation of our earnings from ongoing operations on a consolidated and segment basis, respectively. These measures facilitate analysis by providing consistent and comparable measures to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use these non-GAAP measures to report to the board of directors and to evaluate management’s performance.
To derive our non-GAAP measures, we adjust for the accounting recognition of certain transactions (non-GAAP adjustments) based on at least one of the following criteria:

•	To better match the accounting recognition of transactions with their economics;

•	To better align with regulatory view/recognition;

•	To eliminate the effects of:

i.	Significant out of period adjustments;

ii.	Other significant items that may obscure historical earnings comparisons and are not indicative of performance trends; and

iii.	For adjusted EBIT, other items which may obscure segment comparisons.
There are limits in using operating earnings (loss) and adjusted EBIT to analyze our consolidated and segment results, respectively, as they are not prepared in accordance with GAAP and may be different than non-GAAP financial measures used by other companies. In addition, using operating earnings (loss) and adjusted EBIT to analyze our results may have limited value as they exclude certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to the most directly comparable GAAP financial measures.
The following tables represent the reconciliation of non-GAAP operating earnings to GAAP net income (loss) applicable to common stock (consolidated by quarter):

Fiscal Year 2016
	Quarterly Period Ended*
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings	$59,205	$89,490	$17,009		$165,704
Non-GAAP adjustments**	13,312	25,815	(24,881)		14,246
Income tax effect of non-GAAP adjustments***	(4,346)	(9,017)	9,897		(3,466)
Net income applicable to common stock	$68,171	$106,288	$2,025		$176,484
Diluted average common shares outstanding	50,030	50,282	50,905		50,418
Operating earnings per share	$1.18	$1.78	$0.33		$3.29
Per share effect of non-GAAP adjustments	0.18	0.33	(0.29)		0.21
Diluted earnings per average common share	$1.36	$2.11	$0.04		$3.50
Fiscal Year 2015
	Quarterly Period Ended*
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings	$58,004	$101,034	$10,734		$169,772
Non-GAAP adjustments**	10,892	(32,126)	(44,082)		(65,316)
Income tax effect of non-GAAP adjustments***	(5,008)	12,547	17,658		25,197
Net income (loss) applicable to common stock	$63,888	$81,455	$(15,690)		$129,653
Diluted average common shares outstanding	50,091	49,983	49,729		50,056
Operating earnings per share	$1.16	$2.02	$0.22		$3.39
Per share effect of non-GAAP adjustments	0.12	(0.39)	(0.54)		(0.80)
Diluted earnings (loss) per average common share	$1.28	$1.63	$(0.32)		$2.59
* Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

** Refer to the reconciliations of adjusted EBIT to EBIT below for further details on our non-GAAP adjustments.

WGL Holdings, Inc. (Consolidated by Quarter)
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

*** Non-GAAP adjustments are presented on a gross basis and the income tax effects of those adjustments are presented separately. The income tax effects of non-GAAP adjustments, both current and deferred, are calculated at the individual company level based on the applicable composite tax rate for each period presented, with the exception of transactions not subject to income taxes. Additionally, the income tax effect of non-GAAP adjustments includes investment tax credits related to distributed generation assets.

The following tables summarize non-GAAP adjustments by operating segment and present a reconciliation of adjusted EBIT to EBIT. EBIT is defined as earnings before interest and taxes from continuing operations. Items we do not include in EBIT are interest expense, inter-company financing activity, dividends on Washington Gas preferred stock, and income taxes.

Three Months Ended June 30, 2016
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(j)	Eliminations	Total
Adjusted EBIT	$4,947	$16,316	$9,657	$14,425	$(517)	$178	$45,006
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	(25,182)	33,228	—	8,085	—	—	16,131
Storage optimization program(b)	(688)	—	—	—	—	—	(688)
DC weather impact(c)	465	—	—	—	—	—	465
Distributed generation asset related investment tax credits(d)	—	—	(1,371)	—	—	—	(1,371)
Change in measured value of inventory(e)	—	—	—	(30,646)	—	—	(30,646)
Losses associated with Antero contract(f)	—	—	—	(8,772)	—	—	(8,772)
Total non-GAAP adjustments	$(25,405)	$33,228	$(1,371)	$(31,333)	$—	$—	$(24,881)
EBIT	$(20,458)	$49,544	$8,286	$(16,908)	$(517)	$178	$20,125

Three Months Ended June 30, 2015
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(j)	Eliminations	Total
Adjusted EBIT	$6,549	$18,655	$7,812	$(1,399)	$(970)	$(541)	$30,106
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	(10,426)	(2,001)	—	(21,840)	—	—	(34,267)
Storage optimization program (b)	(644)	—	—	—	—	—	(644)
DC weather impact(c)	(1,276)	—	—	—	—	—	(1,276)
Distributed generation asset related investment tax credits(d)	—	—	(1,081)	—	—	—	(1,081)
Change in measured value of inventory(e)	—	—	—	(3,368)	—	—	(3,368)
Impairment loss on Springfield Operations Center(g)	(465)	—	—	—	—	—	(465)
Unrecovered government contracting costs(h)	—	—	(2,981)	—	—	—	(2,981)
Total non-GAAP adjustments	$(12,811)	$(2,001)	$(4,062)	$(25,208)	$—	$—	$(44,082)
EBIT	$(6,262)	$16,654	$3,750	$(26,607)	$(970)	$(541)	$(13,976)

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Nine Months Ended June 30, 2016
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(j)	Eliminations	Total
Adjusted EBIT	$245,485	$29,937	$14,190	$19,181	$(2,773)	$(416)	$305,604
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	7,934	22,118	—	30,407	—	—	60,459
Storage optimization program(b)	(1,039)	—	—	—	—	—	(1,039)
DC weather impact(c)	(9,278)	—	—	—	—	—	(9,278)
Distributed generation asset related investment tax credits(d)	—	—	(3,939)	—	—	—	(3,939)
Change in measured value of inventory(e)	—	—	—	(23,185)	—	—	(23,185)
Losses associated with Antero contract(f)	—	—	—	(8,772)	—	—	(8,772)
Total non-GAAP adjustments	$(2,383)	$22,118	$(3,939)	$(1,550)	$—	$—	$14,246
EBIT	$243,102	$52,055	$10,251	$17,631	$(2,773)	$(416)	$319,850

Nine Months Ended June 30, 2015
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(j)	Eliminations	Total
Adjusted EBIT	$255,500	$54,641	$10,663	$(1,895)	$(3,290)	$(592)	$315,027
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	(13,328)	(15,456)	—	(20,989)	—	—	(49,773)
Storage optimization program (b)	(3,243)	—	—	—	—	—	(3,243)
DC weather impact(c)	181	—	—	—	—	—	181
Distributed generation asset related investment tax credits(d)	—	—	(2,951)	—	—	—	(2,951)
Change in measured value of inventory(e)	—	—	—	(459)	—	—	(459)
Impairment loss on Springfield Operations Center(g)	(465)	—	—	—	—	—	(465)
Unrecovered government contracting costs(h)	—	—	(2,981)	—	—	—	(2,981)
Investment impairment(i)	—	—	—	—	(5,625)	—	(5,625)
Total non-GAAP adjustments	$(16,855)	$(15,456)	$(5,932)	$(21,448)	$(5,625)	$—	$(65,316)
EBIT	$238,645	$39,185	$4,731	$(23,343)	$(8,915)	$(592)	$249,711

Footnotes:

(a)
Adjustments to eliminate unrealized mark-to-market gains (losses) for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives related to the optimization of transportation capacity for the midstream energy services segment. With the exception of certain transactions related to the optimization of system capacity assets as discussed in footnote (b) below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP results, as we are only removing interim unrealized mark-to-market amounts.

(b)
Adjustments to shift the timing of storage optimization margins for the regulated utility segment from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting because the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)
Eliminates the estimated financial effects of warm or cold weather in the District of Columbia, as measured consistent with our regulatory tariff. Washington Gas has regulatory weather protection mechanisms in Maryland and Virginia designed to neutralize the estimated financial effects of weather. Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

(d)
To reclassify the amortization of deferred investment tax credits from income taxes to operating income for the commercial energy systems segment. These credits are a key component of the operating success of this segment and therefore are included within adjusted EBIT to help management and investors better assess the segment's performance.

(e)
For our midstream energy services segment, adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. Adjusting our storage optimization inventory in this fashion better aligns the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies. Additionally, this adjustment also includes the net effect of certain sharing mechanisms on the difference between the changes in our non-GAAP storage inventory valuations and the unrealized gains and losses on derivatives not subject to non-GAAP adjustments.

(f)
Adjustment to eliminate losses associated with the index price used in certain gas purchases from Antero, which are the subject of arbitration. These losses are expected to reverse in future periods upon completion of the arbitration proceedings.

(g)	Represents an impairment charge as well as accrued selling expenses related to Washington Gas' Springfield Operations Center.

(h)
Represents unrecovered government contracting costs under the Small Business Administration's Business Development 8(a) Program. We do not anticipate any further unrecovered costs as WGL has exited its participation in this program.

(i)	Represents an impairment of an equity investment in a solar holding company, accounted for at cost, which occurred in the first quarter of fiscal year 2015.

(j)	Activities and transactions that are not significant enough on a standalone basis to warrant treatment as an operating segment and that do not fit into one of our four operating segments.